Exhibit 99.1

Published on Thermo Fisher Scientific eNews (http://news.thermofisher.com) on Sep. 19, 2016

Thermo Fisher Scientific Completes Acquisition of FEI Company

Release Date:

Monday, September 19, 2016 8:01 pm EDT

Terms:

Dateline City:

WALTHAM, Mass.

WALTHAM, Mass.—(BUSINESS WIRE)—Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, today announced that it has completed its acquisition of FEI Company, Inc. (NASDAQ: FEIC), the leader in high-performance electron microscopy, for $107.50 per share in cash, or a total purchase price of approximately $4.2 billion. The completion of the transaction follows the receipt of all required regulatory approvals. The business will become part of Thermo Fisher’s Analytical Instruments Segment.

“We are pleased to complete this transaction and officially welcome our new colleagues from FEI to Thermo Fisher,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “With FEI’s leading electron microscopy platform, we’re now in an even stronger position to help our life sciences customers accelerate advancements in structural biology. FEI’s products also create new opportunities for us to serve customers in materials science markets that increasingly rely on nanotechnologies. FEI is an outstanding strategic fit with our Analytical Instruments business and we will create significant value for our customers by leveraging our global scale and commercial reach to extend the use of these technologies. For our shareholders, we expect to deliver immediate earnings accretion and synergies.”

As previously communicated, the company expects to realize total synergies of approximately $80 million by year three following the close, consisting of approximately $55 million of cost synergies and approximately $25 million of adjusted operating income1 benefit from revenue-related synergies. Thermo Fisher continues to expect the transaction to be accretive to adjusted earnings per share1 by $0.30 in the first full year after close.

Thermo Fisher will update its 2016 annual guidance to reflect the addition of FEI during its third quarter earnings call on October 27, 2016.

As a result of the completion of this transaction, FEI stock will cease trading and will no longer be listed on The NASDAQ Global Select Market.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $17 billion and more than 50,000 employees in 50 countries. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

Safe Harbor Statement

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; the effect of healthcare reform legislation; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to the FEI acquisition may not materialize as expected; or that the parties may not be able to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended July 2, 2016, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investors” section of Thermo Fisher’s website under the heading “SEC Filings,” and in other documents Thermo Fisher files with the SEC, and in FEI’s Annual Report on Form 10-K for the year ended December 31, 2015, and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended July 3, 2016, each of which is on file with the SEC and available in the investor relations section of FEI’s website, investor.fei.com, under the heading “SEC Filings,” and in other documents FEI files with the SEC. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

[1]	Adjusted operating income and adjusted earnings per share and are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Language:

English

Contact:

Thermo Fisher Scientific Inc.

Media Contact Information:

Karen Kirkwood, 781-622-1306

karen.kirkwood@thermofisher.com

www.thermofisher.com

or

Investor Contact Information:

Ken Apicerno, 781-622-1294

ken.apicerno@thermofisher.com

Ticker Slug:

Ticker: TMO

Exchange: NYSE

Source URL: http://news.thermofisher.com/press-release/thermo-fisher-scientific-completes-acquisition-fei-company